Exhibit 99.1

AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
News Release

For Release: May 2, 2007	Contact:	William P. Benac
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD REVENUE — NET
EARNINGS TO COMMON SHAREHOLDERS DOUBLE VERSUS FIRST QUARTER 2006

     St. Charles, MO, May 2, 2007 – American Railcar Industries, Inc. (“ARI” or the “Company”) [NASDAQ: ARII] today reported its first quarter 2007 financial results.
     For the three months ended March 31, 2007, revenues were $187.3 million and the net earnings attributable to common shareholders were $13.5 million or $0.63 per diluted share. In comparison, for the three months ended March 31, 2006, the Company had revenues of $178.7 million and net earnings attributable to common shareholders of $6.7 million or $0.35 per diluted share. Net earnings attributable to common shareholders for the first quarter of 2007 increased 102% over the same quarter in 2006.
     EBITDA was $24.9 million in the first quarter of 2007 compared to $14.3 million in the first quarter of 2006. Adjusted EBITDA was $25.5 million in the first quarter of 2007 compared to $17.9 million in the first quarter of 2006. The adjustment to EBITDA in the first quarter reflects $0.6 million of stock based compensation expense in 2007 compared to $3.6 million of stock based compensation expense in the first quarter of 2006.
     The increases in net earnings, EBITDA and Adjusted EBITDA in 2007 compared to 2006 resulted primarily from increased gross profit for our manufacturing operations, a decrease in selling, administrative and other expenses and a decrease in net interest expense. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
     Revenues increased in the first quarter of 2007 compared to the same period in 2006 primarily due to overall price increases and a shift in mix towards more expensive railcars. ARI shipped 1,921 railcars in the first quarter of 2007 compared to 1,980 in the first quarter of 2006. First quarter 2007 shipments were comprised of 1,177 covered hopper railcars and 744 tank railcars. In the first quarter of 2006, shipments were comprised of 1,527 covered hopper railcars and 453 tank railcars. The Company’s increase in tank railcar shipments in the first quarter of 2007 was primarily due to an increase in capacity at the Company’s Marmaduke tank railcar production complex as a result of a recently completed expansion. The Company experienced a decrease in covered hopper railcar shipments in the first quarter of 2007 primarily because of an increase in finished goods inventory of covered hopper railcars built against firm orders. These railcars are expected to ship in the second quarter of 2007.
     “The Company had a very strong quarter, achieving record financial results,” said James J. Unger, President and CEO of ARI. “Our substantial backlog of unfilled orders for new railcars totaled 14,623 railcars at March 31, 2007, which is approximately even with the backlog of 14,596 railcars we had at March 31, 2006, but down from the backlog of 16,473 railcars at December 31, 2006. Our tank railcar lines are fully booked into early 2009 but we currently have capacity available to satisfy covered hopper railcar demand in the second half of 2007.”
     ARI will host a webcast and conference call on Thursday May 3, 2007 at 10:00 am (Eastern Time) to discuss the Company’s first quarter financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call dial 1-800-299-7928 and use participant code 79441019. Participants are asked to logon to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time.
     An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of covered hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
     This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward–looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding estimated future production rates, estimated future manufacturing capacity and statements regarding any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Estimated backlog reflects the total sales attributable to the backlog reported at the end of the particular period as if such backlog were converted to actual sales. Estimated backlog does not reflect potential price increases or decreases under our customer contracts that provide for variable pricing based on changes in the cost of certain raw materials and railcar components or the possibility that contracts may be canceled or railcar delivery dates delayed, and does not reflect the effects of any cancellation or delay of railcar orders that may occur. Other potential risks and uncertainties include, among other things: the cyclical nature of the railcar manufacturing business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; ARI’s ability to maintain relationships with its suppliers of railcar components and raw materials; ARI’s ability to complete construction of its new flexible railcar plant in Marmaduke on a timely basis and with budget; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; the highly competitive nature of the railcar manufacturing industry; the risk of further damage to our primary railcar manufacturing facilities or equipment; our reliance upon a small number of customers that represent a large percentage of our revenues; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; our dependence on key personnel; the risks of labor shortage in light of our recent growth; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts, unaudited)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash	$323,433	$40,922
Accounts receivable, net	40,273	34,868
Accounts receivable, due from affiliates	9,982	9,632
Inventories, net	111,157	103,510
Prepaid expenses	5,152	5,853
Deferred tax assets	2,072	2,089

Total current assets	492,069	196,874

Property, plant and equipment, net	134,469	130,293
Deferred debt issuance costs	4,200	235
Goodwill	7,169	7,169
Other assets	37	37
Investment in joint venture	4,542	4,318

Total assets	$642,486	$338,926

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$75	$88
Accounts payable	59,687	54,962
Accounts payable, due to affiliates	1,727	1,689
Accrued expenses and taxes	13,460	3,131
Accrued compensation	9,969	10,282
Accrued dividends	637	636

Total current liabilities	85,555	70,788

Long-term debt, net of current portion	—	8
Senior unsecured notes	275,000	—
Deferred tax liability	5,035	7,042
Pension and post-retirement liabilities	10,465	10,859
Other liabilities	2,201	49

Total liabilities	378,256	88,746

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 21,235,186 and 21,207,773 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	212	212
Additional paid-in capital	236,986	235,768
Retained earnings	29,474	16,649
Accumulated other comprehensive loss	(2,442)	(2,449)

Total stockholders’ equity	264,230	250,180

Total liabilities and stockholders’ equity	$642,486	$338,926

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months Ended,
	March 31,	March 31,
	2007	2006
Revenues:

Manufacturing operations (including revenues from affiliates of $16,018 and $15,027 for the three months ended March 31, 2007 and 2006, respectively)	$175,127	$166,490

Railcar services (including revenues from affiliates of $3,934 and $5,982 for the three months ended March 31, 2007 and 2006, respectively)	12,216	12,239

Total revenues	187,343	178,729

Cost of goods sold:

Manufacturing operations (including costs related to affiliates of $14,520 and $14,068 for the three months ended March 31, 2007 and 2006, respectively)	(149,439)	(148,256)

Railcar services (including costs related to affiliates of $3,093 and $4,571 for the three months ended March 31, 2007 and 2006, respectively)	(9,923)	(10,213)

Total cost of goods sold	(159,362)	(158,469)
Gross profit	27,981	20,260

Selling, administrative and other	(6,703)	(8,695)

Earnings from operations	21,278	11,565

Interest income	1,881	486
Interest expense (including interest expense to affiliates of zero and $98 for the three months ended March 31, 2007 and 2006, respectively)	(1,938)	(1,030)
Earnings from joint venture	227	475

Earnings before income tax expense	21,448	11,496
Income tax expense	(7,941)	4,235

Net earnings	$13,507	$7,261

Less preferred dividends	—	(568)

Earnings (loss) available to common shareholders	$13,507	$6,693

Net earnings (loss) per common share — basic	$0.64	$0.35
Net earnings (loss) per common share — diluted	$0.63	$0.35
Weighted average common shares outstanding — basic	21,220	19,013
Weighted average common shares outstanding — diluted	21,310	19,139

Dividends declared per common share	$0.03	$0.03

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended
	March 31,	March 31,
	2007	2006
Operating activities:
Net earnings	$13,507	$7,261
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	3,364	2,261
Amortization	87	29
Long lived asset impairment charges	—	401
Loss on disposal of property, plant and equipment	22	—
Write-off of deferred financing costs	—	565
Stock based compensation	632	3,550
Excess tax benefits from stock option exercises	(10)	—
Change in joint venture investment as a result of earnings	(227)	(475)
Provision for deferred income taxes	(1,990)	709
Provision for losses on accounts receivable	(79)	39
Changes in operating assets and liabilities:
Accounts receivable, net	(5,326)	(5,779)
Accounts receivable, due from affiliate	(350)	(8,078)
Inventories	(7,647)	(6,626)
Prepaid expenses	701	(2,443)
Accounts payable	4,725	(4,293)
Accounts payable, due to affiliate	38	240
Accrued expenses and taxes	9,981	3,208
Other	1,769	(181)

Net cash provided by (used in) operating activities	19,197	(9,612)

Investing activities:
Purchases of property, plant and equipment	(7,558)	(9,915)
Repayment of note receivable for affiliate (Castings LLC)	—	146
Acquisitions	—	(17,061)

Net cash used in investing activities	(7,558)	(26,830)

Financing activities:
Proceeds from sale of common stock	—	205,275
Offering costs — initial public offering	—	(14,667)
Preferred stock redemption	—	(82,056)
Preferred stock dividends	—	(11,904)
Common stock dividends	(636)	—
Decrease in amounts due to affiliate	(4)	(20,482)
Proceeds from stock option exercises	576	—
Excess tax benefits from stock option exercises	10	—
Proceeds from issuance of senior unsecured notes, gross	275,000	—
Offering costs — senior unsecured notes, gross	(4,013)
Finance fees related to credit facility	(40)	(265)
Repayment of debt	(21)	(40,213)

Net cash provided by financing activities	270,872	35,688

Increase (decrease) in cash	282,511	(754)
Cash at beginning of period	40,922	28,692

Cash at end of period	$323,433	$27,938

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 31
	2007	2006

Net earnings	$13,507	$7,261
Income tax expense	7,941	4,235
Interest expense	1,938	1,030
Interest income	(1,881)	(486)
Depreciation	3,364	2,261

EBITDA	$24,869	$14,301

Stock based compensation expense	632	3,550

Adjusted EBITDA	$25,501	$17,851

     EBITDA represents net earnings before income tax expense, interest expense (income), net of depreciation of property, plant and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
     Adjusted EBITDA represents EBITDA before elimination of stock based compensation expense related to a restricted stock grant and stock options. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance compared to that of other companies in our industry. In addition, these charges are excluded from our calculation of EBITDA under our unsecured senior notes. Management also uses Adjusted EBITDA in evaluating our operating performance. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.